Exhibit 99.1
Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: December 14, 2005
FOR IMMEDIATE RELEASE
Horizon Bancorp Announces First Quarter Earnings
Michigan City, Indiana (April 25, 2005) – Horizon Bancorp today announced its unaudited financial results for the Quarter ended March 31, 2006. Net income for the first quarter of 2006 was $1.449 million or $.45 per fully diluted share. This compares to $1.303 million or $.42 per fully diluted share for the same quarter of the prior year. This represents an 11.2% increase in net income from the first quarter of the prior year.
Craig M. Dwight, President and Chief Executive Officer stated, “Net income, while showing an increase from the same quarter of the prior year, is down from $2.080 million for the fourth quarter of 2005. Part of this decrease can be attributed to a loss taken in the investment portfolio of $158 thousand and seasonality in the mortgage loan portfolios. The investment portfolio loss is expected to be recovered in the current year and improve earnings in future periods.” “”
Net interest income for the quarter ended March 31, 2006 was $7.810 million, an increase of $1.037 million or an increase of 15.3% over the same period of the prior year. This increase resulted from an increase in average earning assets from the same quarter of the prior year of $144.1 million or 17.3%. A large portion of the growth in earning assets was the result of the Alliance Bank acquisition that contributed approximately $116 million in earning assets. Simultaneously, mortgage warehouse loans declined approximately $19 million on average since the first quarter of 2005, due to a decline in overall residential mortgage activity. Contributing to net interest income in the first quarter of 2006 was approximately $205 thousand of income, which related to commercial loans that were acquired at a discount in the Alliance acquisition and were paid in full during the quarter. Without this income, the net interest margin would have been 3.11%.
Non-interest income decreased $249 thousand or 10.9% from the first quarter of 2005. The main contributing factors were: (a) other income in 2005 included approximately $160 thousand in pre-tax income from the sale of the retail property and casualty insurance lines of Horizon Insurance Services, Inc, and (b) a loss on the sale of investment securities of $158 thousand. In the first quarter of 2006 Horizon sold approximately $45 million of low yielding investment securities, recognizing a loss on the sale of $158 thousand. The proceeds from the sale will be used to reduce short-term debt, fund loan growth and reinvest in higher yielding securities. This transaction is anticipated to have a positive impact on net income in 2006.
Non-interest expense increased $536 thousand or 7.7% from the first quarter of 2005. This increase relates primarily to additional on going expenses related to the Alliance Bank acquisition including core deposit intangible amortization of approximately $93 thousand.
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Pg. 2 Cont. Horizon’s 1st Quarter Earnings 2006
On March 31, 2006, Horizon’s total assets were $1.073 billion, compared to $1.128 billion on December 31, 2005. Cash and cash equivalents declined due to a large cash item deposited on the last day of 2005. Investment securities decreased due to the above mentioned security sale. Loans showed modest growth since December 31, 2005. Growth came in real estate loans, where the Bank continued to hold adjustable rate mortgage loans. This growth was offset by declines in commercial loans caused by unanticipated payoffs and mortgage warehouse loans, which declined due to seasonality and an increase in long term rates. Deposits declined, as a large deposit made by a local municipality at year-end 2005 was withdrawn in their normal course of business in early January 2006. Total average deposits for the first quarter of 2006 declined only $9 million or 1.1% from the fourth quarter of 2005. Short-term borrowings increased to cover the loss of deposits since year-end.
Horizon’s allowance for loan losses at March 31, 2006 was $8.7 million, or 1.17% of gross loans, compared to $8.4 million or 1.14% at December 31, 2005. Non-performing assets at March 31, 2006 were $1.7 million, or 0.23% of gross loans, compared to $2.1 million or .28% at December 31, 2005. The decrease in non-performing assets occurred primarily in consumer loans.
Stockholders’ equity totaled $55.1 million at March 31, 2006 compared to $53.5 million at December 31, 2005. At March 31, 2006, the ratio of stockholders’ equity to total assets was 5.13% compared to 4.75% at December 31, 2005. Book value per common share at March 31, 2006 increased to $17.31 compared to $17.01 at December 31, 2005. The increase in stockholders’ equity during the year was the result of net income and the issuance of new shares for the exercise of stock options, offset by dividends declared, a decrease in the market value of investment securities available for sale, and the purchase of treasury stock.
Other items
A full service branch is anticipated to open in Elkhart, Indiana during June of 2006. Horizon has operated a loan production office in Elkhart since March of 2004.
Land was acquired in Lake County, Indiana with the intent of opening a full service branch in the first quarter 2007.
Horizon has signed a purchase agreement to acquire land for a future branch location in Benton Township, Michigan.
Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Capital market under the symbol HBNC.
Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no
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Pg. 3 Cont. Horizon’s 1st Quarter Earnings 2006
assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp James H. Foglesong Chief Financial Officer (219) 873 — 2608 Fax: (219) 874-9280
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HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three months ended
	March 31,	December 31,	March 31,
	2006	2005	2005

End of period balances:
Total assets	$1,072,983	$1,127,875	$911,706
Investment securities	250,103	275,177	296,907
Commercial loans	266,526	273,310	208,102
Mortgage warehouse loans	88,871	97,730	90,150
Real estate loans	178,236	161,752	101,495
Installment loans	204,953	202,383	152,130
Non-interest bearing deposit accounts	89,615	148,127	71,764
Interest bearing transaction accounts	366,135	401,439	278,825
Time deposits	322,160	306,001	284,221
Short-term borrowings	76,754	76,025	58,983
Long-term borrowings	129,098	107,609	139,697
Stockholder’s equity	55,096	53,530	49,638

Average balances :
Total assets	$1,065,928	$1,069,748	$897,570
Investment securities	253,523	277,879	285,856
Commercial loans	273,043	266,636	205,797
Mortgage warehouse loans	79,189	115,153	98,077
Real estate loans	169,306	152,950	97,376
Installment loans	202,871	200,827	146,710
Non-interest bearing deposit accounts	76,715	83,081	63,502
Interest bearing transaction accounts	372,758	367,136	277,615
Time deposits	330,945	342,242	289,371
Short-term borrowings	61,809	81,484	45,185
Long-term borrowings	135,329	134,302	142,481
Stockholder’s equity	55,483	54,604	51,547

Per share data:
Basic earnings per share	$.46	$.67	$.43
Diluted earnings per share	.45	.65	.42
Cash dividends declared per common share	.14	.14	.13
Book value per common share	17.31	17.01	15.95
Market value — high	32.23	27.93	31.51
Market value — low	26.30	24.95	26.30
Basic common shares outstanding	3,142,219	3,111,583	3,016,609
Diluted common shares outstanding	3,202,036	3,186,780	3,140,322

Key ratios:
Return on average assets	.55%	.75%	.59%
Return on average equity	10.59	14.98	10.28
Net interest margin	3.19	3.23	3.26
Loan loss reserve to loans	1.17	1.14	1.34
Non-performing loans to loans	.23	.28	.37
Average equity to average assets	5.21	5.10	5.75
Tier 1 capital to average assets	7.31	7.02	7.80
Tier 1 capital to risk weighted assets	10.83	10.66	12.45
Total capital to risk weighted assets	12.05	11.82	13.70

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31, 2006	December 31,
	(Unaudited)	2005

Assets
Cash and due from banks	$21,111	$39,163
Interest-bearing demand deposits	1	87

Cash and cash equivalents	21,112	39,250
Interest-bearing deposits	988	15,735
Investment securities, available for sale	250,103	275,177
Loans held for sale	2,371	2,440
Loans, net of allowance for loan losses of $8,671 and $8,368	727,543	724,366
Premises and equipment	21,781	21,425
Federal Reserve and Federal Home Loan Bank stock	12,983	12,983
Goodwill	5,787 5	,787
Other intangible assets	2,687 2	,780
Interest receivable	5,318	5,813
Other assets	22,310	22,119

Total assets	$1,072,983	$1,127,875

Liabilities
Deposits
Noninterest bearing	$89,615	$148,127
Interest bearing	688,295	707,439

Total deposits	777,910	855,566
Short-term borrowings	76,754	50,024
Long-term borrowings	129,098	133,609
Subordinated debentures	27,837	27,837
Interest payable	1,315	1,663
Other liabilities	4,973	5,646

Total liabilities	1,017,887	1,074,345

Stockholders’ Equity
Preferred stock, no par value Authorized, 1,000,000 shares No shares issued
Common stock, $.2222 stated value Authorized, 22,500,000 shares Issued, 4,852,751 and 4,987,806 shares	1,108	1,092
Additional paid-in capital	25,608	24,552
Retained earnings	49,524	48,523
Restricted stock, unearned compensation	(707)	(760)
Accumulated other comprehensive income (loss)	(3,285)	(2,853)
Less treasury stock, at cost, 1,741,239 and 1,759,424 shares	(17,152)	(17,024)

Total stockholders’ equity	55,096	53,530

Total liabilities and stockholders’ equity	$1,072,983	$1,127,875

See notes to condensed consolidated financial statements

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2006	2005
	(Unaudited)	(Unaudited)

Interest Income
Loans receivable	$12,773	$8,883
Investment securities:
Taxable	2,167	2,341
Tax exempt	723	571

Total interest income	15,663	11,795

Interest Expense
Deposits	5,293	2,957
Federal funds purchased and short-term borrowings	398	173
Long-term borrowings	1,650	1,588
Subordinated debentures	512	304

Total interest expense	7,853	5,022

Net Interest Income	7,810	6,773
Provision for loan losses	380	330

Net Interest Income after Provision for Loan Losses	7,430	6,443

Other Income
Service charges on deposit accounts	686	538
Wire transfer fees	86	89
Fiduciary activities	663	627
Commission income from insurance agency		46
Gain on sale of loans	303	389
Increase in cash surrender value of Bank owned life insurance	108	114
Loss on sale of securities	(158)
Other income	343	477

Total other income	2,031	2,280

Other Expenses
Salaries and employee benefits	4,234	4,150
Net occupancy expenses	618	521
Data processing and equipment expenses	640	507
Other expenses	2,022	1,800

Total other expenses	7,514	6,978

Income Before Income Tax	1,947	1,745
Income tax expense	498	442

Net income	$1,449	$1,303

Basic Earnings Per Share	$.46	$.43

Diluted Earnings Per Share	$.45	$.42
See notes to condensed consolidated financial statements